SUB-ITEM 77P:
Cornerstone Total Return Fund, Inc. ("CRF") filed a request for an exemptive order with the Securities and Exchange Commission under Section 19b. On August
11, 2004 CRF received the Order under Section 19b pursuant to its request for exemptive relief.